EXHIBIT 3.1 22 Grenville Street St Helier Jersey, JE4 8PX www.shire.com

22 March 2017

Elliot Maza

Chief Executive Officer

Intellect Neurosciences

550 Sylvan Avenue

Suite 101

Englewood Cliffs, NJ 07632

Re: Exclusive Licensing Agreement – Termination and Release of Claims Letter Agreement

Dear Elliot:

Intellect Neurosciences and ViroPharma n/k/a Shire ViroPharma Incorporated entered into an Exclusive Licensing Agreement effective September 29, 2011 (“Licensing Agreement”). The Parties desire to terminate the Licensing Agreement and any other ancillary agreements, arrangements, or understandings as of 22 March 2017 (“Termination Date”). In consideration for the Parties relinquishing their respective rights under the Licensing Agreement, each Party is willing to release the other Party from any and all existing and future claims, with the exceptions noted in this Letter Agreement (“Letter Agreement”). The Parties agree that this Letter Agreement is governed by the terms of the Licensing Agreement, unless specifically altered by this Letter Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Licensing Agreement.

As of the Termination Date, the Licensing Agreement is terminated in its entirety, pursuant to Section 12.3 of the Licensing Agreement. The following Sections of the Licensing Agreement survive the termination of the Licensing Agreement: 2.3, 7.1, 10.4, 10.5, 12.6.2, 12.6.3, 12.7.1, 12.7.2, 12.7.3, 12.7.4, 12.7.5, 12.7.6, 13.3, 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.13, 13.14, 13.15, 13.18, 13.19, and 13.20. The following Articles of the Licensing Agreement survive the termination of the Licensing Agreement: one (to the extent such defined terms are used in this Letter Agreement or the surviving Sections and Articles), nine, and 11 (with respect to events, actions, or omissions occurring prior to the Termination Date).

As of the date of this Letter Agreement, ViroPharma, on behalf of itself, its Affiliates, and each of its and its Affiliates’ respective past, present, and future owners, stockholders, members, partners, investors, managers, directors, officers, employees, agents, representatives, consultants, and attorneys, and the heirs, predecessors, successors, and assigns of all of the foregoing (collectively, the “ViroPharma Release Parties”), hereby irrevocably releases and forever discharges Intellect Neurosciences and its Affiliates and each of Intellect Neurosciences’ and Intellect Neurosciences’ Affiliates’ respective past, present, and future owners, stockholders, members, partners, investors, managers, directors, officers, employees, agents, representatives, consultants, and attorneys, and the heirs, predecessors, successors, and assigns of all of the foregoing (collectively, the “Intellect Neurosciences Release Parties”), from any and all suits, causes of action, legal or administrative proceedings, claims, demands, orders, judgments, obligations, liens, and other proceedings and actions, both at law (whether in contract, tort, or any other theory of law) and in equity (collectively “Claims”), for injuries, liabilities, losses, costs, fees, expenses, damages, fines, and penalties (collectively, “Losses”), of whatever kind or character, whether personal, property, economic or noneconomic, direct or consequential, which any Viropharma Release Party now has, has ever had, or may hereafter have against any Intellect Neurosciences Release Party, for, upon, or by reason of any event, action, or omission occurring or circumstances that arise out of, relate to, or are made pursuant to the Licensing Agreement or the termination of such agreement (the “ViroPharma Released Matters”). The general release set forth herein expressly extends to any ViroPharma Released Matters that have arisen up to and including the date of this Letter Agreement and Termination Date, as well as ViroPharma Released Matters that the ViroPharma Release Parties do not know or suspect to exist in their favor at the time of executing this Letter, which if known by such ViroPharma Release Parties, would have materially affected ViroPharma’s decision to enter into this Letter.

Shire plc

Incorporated and registered in Jersey No. 99854

Registered Office: As above

Corporate Headquarters: 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

EXHIBIT 3.1 22 Grenville Street St Helier Jersey, JE4 8PX www.shire.com

As of the date of this Letter, the Intellect Neurosciences Release Parties hereby irrevocably release and forever discharge the ViroPharma Release Parties from any and all suits, causes of action, legal or administrative proceedings, claims, demands, orders, judgments, obligations, liens, and other proceedings and actions, both at law (whether in contract, tort, or any other theory of law) and in equity (collectively “Claims”), for injuries, liabilities, losses, costs, fees, expenses, damages, fines, and penalties (collectively, “Losses”), of whatever kind or character, whether personal, property, economic or noneconomic, direct or consequential, which any Intellect Neurosciences Release Party now has, has ever had, or may hereafter have against any ViroPharma Release Party, for, upon, or by reason of any event, action, or omission occurring or circumstances that arise out of, relate to, or are made pursuant to the Licensing Agreement or the termination of such agreement (the “Intellect Neurosciences Released Matters”). The general release set forth herein expressly extends to any Intellect Neurosciences Released Matters that have arisen up to and including the date of this Letter Agreement and Termination Date, as well as Intellect Neurosciences Released Matters that the Intellect Neurosciences Release Parties do not know or suspect to exist in their favor at the time of executing this Letter, which if known by such Intellect Neurosciences Release Parties, would have materially affected Intellect Neurosciences’ decision to enter into this Letter.

Nothing in this Letter shall be construed as an admission of liability or breach by a Party to the Licensing Agreement. This Letter shall be effective as a full and final accord and satisfaction in settlement of and as a bar to each and every Released Matter that the Parties (including, respectively, ViroPharma for itself and the ViroPharma Release Parties, and Intellect Neurosciences for itself and the Intellect Neurosciences Release Parties) now have, may have, have had, or may have had against each other, in each case as of the Termination Date. In connection with such waiver and relinquishment, each Party is aware that it or its attorneys or other representatives may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the transactions under the Licensing Agreement or the subject matter of this Letter. It is, nevertheless, the intention of ViroPharma for itself and the ViroPharma Release Parties and Intellect Neurosciences for itself and the Intellect Neurosciences Release Parties, to fully, finally, absolutely, and forever settle all disputes (if any) that do or may exist and Released Matters or potential Released Matters that do or may exist by entering and performing this Letter. In furtherance of that intention, the releases herein shall be full and complete general releases relating to any disputes under the Licensing Agreements notwithstanding the discovery of any such different or additional facts.

Shire plc

Incorporated and registered in Jersey No. 99854

Registered Office: As above

Corporate Headquarters: 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

EXHIBIT 3.1 22 Grenville Street St Helier Jersey, JE4 8PX www.shire.com

In addition to the terms set forth in Section nine of the Licensing Agreement, the Parties agree that they will not, directly or indirectly, disparage or make derogatory or defamatory statements to any person or entity about the other Party or any product, service, operation, employee, officer, director, or any other aspect of the other Party, or induce or encourage others to make any disparaging or similar statements to any person or entity. The Parties further agree that if either party drafts a press release about the termination of the Licensing Agreement, the Party contemplating a press release will submit the draft press release to the other party for review and approval prior to releasing the information. The Parties agree that any public comments about the termination will be restricted to the information contained in the press release(s).

Sincerely,

______________________________________

Secretary, Shire ViroPharma Incorporated

Acknowledged and Agreed by Intellect Neurosciences:

Elliot Maza

Chief Executive Officer

/s/ Elliot Maza

Date: March 31, 2017

Shire plc

Incorporated and registered in Jersey No. 99854

Registered Office: As above

Corporate Headquarters: 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland